EXHIBIT 99.1

FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 3, 2006

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS SECOND QUARTER 2006 RESULTS

Chapel Hill, N.C., August 3, 2006 — POZEN Inc. (NASDAQ: POZN) today announced results for the second quarter ended June 30, 2006.

Second-Quarter Results

POZEN reported a net loss of $8.4 million, or $0.29 per share on a diluted basis, for the second quarter of 2006, compared to a net loss of $4.1 million, or $0.14 per share on a diluted basis, for the second quarter of 2005.

For the second quarter of 2006, POZEN reported revenue of $0.9 million resulting from the amortization of upfront payments received pursuant to collaboration agreements. Revenue for the second quarter ended June 30, 2005 was $2.0 million. The decrease in revenue was primarily due to an extension of the amortization period for recognition of the Trexima upfront payments.

Operating expenses for the second quarter of 2006 totaled $9.7 million as compared to $6.3 million for the comparable period in 2005. The increase in operating expenses was primarily due to a $1.3 million non-cash stock-based compensation expense as a result of adopting Statement of Financial Accounting Standards 123(R) on January 1, 2006 and an increase in costs for the lornoxicam and PN programs partially offset by a decrease in costs for the Trexima program.

At June 30, 2006, cash, cash equivalents and short-term investments totaled $31.9 million compared to $45.8 million at December 31, 2005.

Six-Month Results

POZEN reported a net loss of $14.9 million, or $0.51 per share on a diluted basis, for the six-month period ended June 30, 2006, compared with a net loss of $9.5 million, or $0.33 per share on a diluted basis, for the same period in 2005.

For the six months ended June 30, 2006, POZEN reported revenue of $3.1 million compared to $4.0 million for the same period in 2005. Revenue in both years results from the amortization of upfront payments and other payments received pursuant to collaboration agreements.

Operating expenses for the six months ended June 30, 2006 were $18.9 million as compared to $14.1 million for the comparable period in 2005. The increase in operating expenses was primarily due to a $3.3 million non-cash stock-based compensation expense as a result of adopting Statement of Financial Accounting Standards 123(R) on January 1, 2006 and an increase in costs for the lornoxicam and PN programs partially offset by a decrease in costs for the Trexima program.

Corporate Highlights

On June 8, 2006, the U.S. Food and Drug Administration issued an approvable letter for Trexima. The FDA determined that Trexima is effective as an acute treatment for migraine headaches and have requested additional safety information. POZEN and GlaxoSmithKline met jointly with the FDA and plan to submit a full response to the Trexima approvable letter, which will include additional safety information, during the fourth quarter of 2006.

On August 1, 2006, POZEN and AstraZeneca signed a global collaboration agreement for the co-development and commercialization of proprietary fixed dose combinations of the proton pump inhibitor esomeprazole magnesium, with the non-steroidal anti-inflammatory drug naproxen in a single tablet. The products will be indicated for the management of pain and inflammation associated with conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. POZEN will receive an upfront payment of $40 million with potential aggregate payments of $160 million for certain development and regulatory milestones; and $175 million of potential sales performance milestones, if certain thresholds are achieved. Royalties will be paid on net sales.

Financial Guidance

For the third quarter of 2006, POZEN expects total revenues to be in the range of $2 to $3 million, including revenue of $1 to $2 million for work performed under the AstraZeneca agreement. Total operating expenses are expected to be in the range of $6 to $8 million, including $1.5 million of non-cash stock-based compensation expense.

For the 2006 year, POZEN expects total revenue to be in the range of $12 to $14 million, including revenue of $4 to $6 million for work performed under the AstraZeneca agreement. Total operating expenses for the 2006 year are expected to be in the range of $33 to $36 million. Operating expenses include $6.5 million of estimated non-cash stock-based compensation expense.

Second-Quarter Results Webcast

POZEN will hold a webcast to present second quarter results and management’s outlook on Wednesday, August 3, 2006 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline and AstraZeneca. The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2006. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statement of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Licensing revenue	$886,800	$1,958,885	$3,123,800	$4,011,375
Operating expenses:
General and administrative	3,078,544	2,328,632	6,731,014	4,725,218
Research and development	6,659,465	4,003,467	12,147,643	9,331,252
Total operating expenses	9,738,009	6,332,099	18,878,657	14,056,470
Interest income, net	430,436	285,531	889,293	557,204
Net income (loss) attributable to common stockholders	$(8,420,773)	$(4,087,683)	$(14,865,564)	$(9,487,891)

Basic net income (loss) per common share	$(0.29)	$(0.14)	$(0.51)	$(0.33)

Shares used in computing basic net income (loss) per common share	29,164,333	28,915,511	29,139,452	28,914,116

Diluted net income (loss) per common share	$(0.29)	(0.14)	$(0.51)	(0.33)

Shares used in computing diluted net income (loss) per common share	29,164,333	28,915,511	29,139,452	28,914,116

POZEN Inc.
Balance Sheet
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$13,303,594	$27,467,789
Investments	18,559,186	18,370,701
Prepaid expenses and other current assets	296,895	613,682
Total current assets	32,159,675	46,452,172
Equipment, net of accumulated depreciation	220,626	234,839
Total assets	$32,380,301	$46,687,011

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,214,385	$1,443,676
Accrued compensation	851,033	2,591,633
Accrued expenses	1,349,663	1,201,023
Deferred revenue	3,428,200	6,552,000
Total current liabilities	6,843,281	11,788,332

Long-term liabilities:
Deferred revenue	1,000,000	1,000,000
Total liabilities	7,843,281	12,788,332

Total stockholders’ equity	24,537,020	33,898,679
Total liabilities and stockholders’ equity	$32,380,301	$46,687,011

####